DSI REALTY INCOME FUND VIII
                     (A California Real Estate Limited Partnership)


BALANCE SHEETS(UNAUDITED)
MARCH 31, 1996 AND DECEMBER 31, 1995

                                          March 31,      December 31,
                                            1996             1995
ASSETS

CASH AND CASH EQUIVALENTS                $  413,884       $  445,657
PROPERTY                                  4,220,725        4,318,209

INVESTMENT IN REAL ESTATE
  JOINT VENTURE                             408,662          417,666

OTHER ASSETS                                 52,378           64,326

TOTAL                                    $5,095,649       $5,245,858

LIABILITIES AND PARTNERS' EQUITY

LIABILITIES                              $  614,680       $  610,208


PARTNERS' EQUITY:
     General Partners                       (62,971)         (61,424)
     Limited Partners                     4,543,940        4,697,074

  Total partners' equity                  4,480,969        4,635,650

TOTAL                                    $5,095,649       $5,245,858

See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995

                                         March 31,        March 31,
                                           1996             1995
REVENUES:
Rental Income                            $  407,059       $  416,862
Interest                                      2,356            3,759
     Total revenues                         409,415          420,621

EXPENSES:

Operating Expenses                          248,645           241,673
General and administrative                   65,070            62,896
     Total expenses                         313,715           304,569

INCOME BEFORE EQUITY IN INCOME
   OF REAL ESTATE JOINT VENTURE              95,700           116,052
   EQUITY IN INCOME OF REAL ESTATE           22,346            26,090

NET INCOME                               $  118,046        $  142,142


AGGREGATE NET INCOME ALLOCATED TO:
    Limited partners                     $  116,866        $  140,721
    General partners                          1,180             1,421

TOTAL                                    $  118,046        $  142,142

NET INCOME PER LIMITED
   PARTNERSHIP UNIT                      $     4.87        $     5.86


LIMITED PARTNERSHIP UNITS
   USED IN PER UNIT CALCULATION              24,000            24,000

See accompanying notes to financial statements(unaudited).


STATEMENTS OF CHANGES IN PARTNERS' EQUITY (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995

                                      GENERAL        LIMITED
                                      PARTNERS       PARTNERS       TOTAL
EQUITY AT DECEMBER 31, 1994         ($  56,080)     $5,226,130   $5,170,050

NET INCOME                               1,421         140,721      142,142
DISTRIBUTIONS                           (2,727)       (270,000)    (272,727)

EQUITY AT MARCH 31, 1995              ($57,386)     $5,096,851   $5,039,465

EQUITY AT DECEMBER 31, 1995           ($61,424)     $4,697,074   $4,635,650

NET INCOME                               1,180         116,866      118,046
DISTRIBUTIONS                           (2,727)       (270,000)    (272,727)

EQUITY AT MARCH 31, 1996              ($62,971)     $4,543,940   $4,480,969


See accompanying notes to consolidated financial statements(unaudited).

STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995

                                      March 31,         March 31,
                                        1996              1995

CASH FLOWS FROM OPERATING ACTIVITIES:

Net income                             $ 118,046        $142,142

Adjustments to reconcile net
   income to net cash provided
   by operating activities:

     Depreciation                        117,283         117,283
     Distributions in excess
      	of earnings in
       real estate joint venture           9,004          10,510

     Changes in assets and
      	liabilities:

     Decrease in other assets             11,948          86,874
     Increase in liabilities               4,472          47,395

Net cash provided by
  operating activities                   260,753         404,204

CASH FLOWS FROM INVESTING ACTIVITIES -

     Purchase of property
       and equipment                     (19,799)           (971)

CASH FLOWS FROM FINANCING ACTIVITIES -

     Distributions to partners          (272,727)       (272,727)

NET INCREASE IN CASH AND
   CASH EQUIVALENTS                      (31,773)        130,506

CASH AND CASH EQUIVALENTS:

     At beginning of period              445,657         424,960
     At end of period                  $ 413,884        $555,466


See accompanying notes to financial statements(unaudited).


DSI REALTY INCOME FUND VIII
(A California Real Estate Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1.   GENERAL

DSI Realty Income Fund VIII (the "Partnership"), a limited partnership, has two general partners (DSI Properties, Inc., and Diversified Investors Agency) and limited partners owning 24,000 limited partnership units. The Partnership was formed under the California Uniform Limited Partnership
Act for the primary purpose of acquiring and operating real estate.

The accompanying financial information as of March 31, 1996, and for the periods ended March 31, 1996, and 1995 is unaudited. Such financial information includes all adjustments considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

The Partnership owns five mini-storage facilities located in Stockton, Pittsburg, El Centro, Lompoc and Huntington Beach, California. The total cost of property and accumulated depreciation at March 31, 1996, is as follows:

        Land                                 $  2,305,310
        Buildings and improvements              7,071,497
        Equipment                                  22,831
        Total                                   9,399,638
        Less: Accumulated Depreciation        ( 5,178,913)
        Property - Net                       $  4,220,725


3.   INVESTMENT IN REAL ESTATE JOINT VENTURE

The Partnership is involved in a joint venture with DSI Realty Income
Fund IX through which the Partnership has a 30% interest in a mini-storage facility in Aurora, Colorado. Under the terms of the joint venture agreement, the Partnership is entitled to 30% of the profits and losses of venture and owns 30% of the mini-storage facility as a tenant in common with DSI Realty Income Fund IX, which has the remaining 70% interest in the venture. Summarized income statement information for the three months ended March 31, 1996, and 1995 is as follows:

                                   1996                    1995
     Revenue                     $155,364                $168,267
     Operating Expenses            80,878                  81,300
     Net Income                  $ 74,486                $ 86,967


The Partnership accounts for its investment in the real estate joint venture under the equity method of accounting.

4.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.